Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

SERIES B CONVERTIBLE PREFERRED STOCK

SERIESA-1 CONVERTIBLE PREFERRED STOCK

OF

TRANSGENOMIC, INC.

Pursuant to the provisions of Section151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1.          The name of the corporation is Transgenomic, Inc. (the “Company”)

2.          The designation of the series of shares of stock of the Company to which this certificate relates are (i) “Series A Convertible Preferred Stock,” (ii) “Series B Convertible Preferred Stock” and (iii) “Series A-1 Convertible Preferred Stock.”

3.          Pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Third Amended and Restated Certificate of Incorporation of the Company, the Board of Directors of the Company previously designated 3,879,307 shares of preferred stock as Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of such series as set forth in the Certificate of Designation of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”), with respect to such Series A Preferred Stock, which Series A Certificate of Designations has been heretofore filed with the Secretary of State of the State of Delaware. None of the authorized shares of Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designation.

4.          Pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Third Amended and Restated Certificate of Incorporation of the Company, the Board of Directors of the Company previously designated 1,443,297 shares of preferred stock as Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and established the voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of such series as set forth in the Certificate of Designation of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”), with respect to such Series B Preferred Stock, which Series B Certificate of Designations has been heretofore filed with the Secretary of State of the State of Delaware. None of the authorized shares of Series B Preferred Stock are outstanding and none will be issued subject to the Series B Certificate of Designation.

5.          Pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Third Amended and Restated Certificate of Incorporation of the Company, the Board of Directors of the Company previously designated 2,365,243 shares of preferred stock as Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”), and established the voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of such series as set forth in the Certificate of Designation of Series A-1 Convertible Preferred Stock (the “Series A-1 Certificate of Designation”), with respect to such Series A-1 Preferred Stock, which Series A-1 Certificate of Designations has been heretofore filed with the Secretary of State of the State of Delaware. None of the authorized shares of Series A-1 Preferred Stock are outstanding and none will be issued subject to the Series A-1 Certificate of Designation.

6.          The Board of Directors of the Company has duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the provisions of the Third Amended and Restated Certificate of Incorporation of the Company, as amended, and by Section 151(g) of the DGCL, the Board of Directors hereby eliminates the Series A Preferred Stock authorized by the Company, none of which is currently outstanding and none of which will be issued in the future, and that all matters set forth in the Series A Certificate of Designation with respect to such Series A Preferred Stock be eliminated from the Third Amended and Restated Certificate of Incorporation of the Corporation;

FURTHER RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the provisions of the Third Amended and Restated Certificate of Incorporation of the Company, as amended, and by Section 151(g) of the DGCL, the Board of Directors hereby eliminates the Series B Preferred Stock authorized by the Company, none of which is currently outstanding and none of which will be issued in the future, and that all matters set forth in the Series B Certificate of Designation with respect to such Series B Preferred Stock be eliminated from the Third Amended and Restated Certificate of Incorporation of the Corporation;

FURTHER RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the provisions of the Third Amended and Restated Certificate of Incorporation of the Company, as amended, and by Section 151(g) of the DGCL, the Board of Directors hereby eliminates the Series A-1 Preferred Stock authorized by the Company, none of which is currently outstanding and none of which will be issued in the future, and that all matters set forth in the Series A-1 Certificate of Designation with respect to such Series A-1 Preferred Stock be eliminated from the Third Amended and Restated Certificate of Incorporation of the Corporation;

FURTHER RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized and directed to execute and file with the Secretary of State of the State of Delaware a certificate pursuant to Sections 103 and 151(g) of the DGCL setting forth these resolutions in order to eliminate from the Company’s Third Amended and Restated Certificate of Incorporation all matters set forth in the Series A Certificate of Designation, the Series B Certification and the Series A-1 Certificate of Designation (the “Certificate of Elimination”); and

FURTHER RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized and directed to take, or cause to be taken, such further action, and to execute and deliver, or cause to be executed and delivered, for and in the name and on behalf of the Company, the Certificate of Elimination and all such other instruments, documents and certificates, as they may deem necessary, appropriate or desirable in order to effect the purposes of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, documents or certificates, as the case may be, by or under the direction of such officers).

7.          This Certificate of Elimination shall be effective as of 8:30 a.m. Eastern Time on June 29, 2017.

[Signature Page Follows]

In witness whereof, the undersigned, being an officer of the Company, has executed this Certificate of Elimination on behalf of the Company this 29th day of June, 2017, having been so authorized by the foregoing resolutions of the Company’s Board of Directors.

By:	/s/ Paul Kinnon
Name:	Paul Kinnon
Title:	President and Chief Executive Officer